Exhibit 99.1

Consolidated Graphics
Preliminary Financial Results–SEPTEMBER Quarter — 2Q 2008 Conference Call
Thursday, October 18, 2007

Financial Dynamics:

Thank you and good morning. Welcome to the Consolidated Graphics Conference Call. During the call, management will discuss the Company’s preliminary results for the second quarter ended September 30, 2007 and guidance for the quarter ending December 31, 2007. You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be available. Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations expressed or implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, satisfactory labor relations, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may make reference to certain non-GAAP financial performance measures. Management’s opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures for historical periods are included in the Company’s previous filings with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer. Joe, you may begin.

Joe Davis:

Thank you and good morning. With me on the call today is Brad Conrad, Vice President and Corporate Controller.

This morning we released preliminary results for our second quarter ended September 30, 2007. For the quarter ended September 30, revenues are expected to be $260 million, up 10.8% from the same quarter a year ago. Diluted earnings per share for the quarter are expected to be $.95-.98, compared to $.98 in the same quarter in the previous year. Operating income for the quarter is expected to be approximately $23.2 million or 8.9% of sales, compared to $23.9 million or 10.2% of sales in the same quarter last year. Included in operating income for the quarter was a pre-tax net foreign currency transaction gain of approximately $1.2 million.

Our results for the quarter were below our previous guidance and expectations. Contributing to the disappointing results, were lower than expected same-store sales, a slower than expected ramp-up in the Company’s election-related business, and the negative financial impact of labor negotiations at certain of the Company’s facilities.

We believe that our internal sales growth and operating income was impacted by the broad uncertainty regarding the overall U.S. economy that began to surface this summer, related to the U.S. credit and real estate markets. Our business has historically reflected the overall strength or weakness of the economy. Our same-store sales were down 2% from a year ago, without taking into account election-related business.

Our election-related business for the quarter was below expectations and lower than the same period a year ago. Although we do not project a significant increase in election-related business in our December quarter, we do expect that this element of our business will continue to grow through our December quarter next year, as we head into the 2008 Presidential election cycle.

We incurred some direct costs, along with some difficult to measure indirect costs, related to on-going labor negotiations, which also impacted our results for the quarter.

As previously disclosed, certain employees are covered by collective bargaining agreements. We believe we continue to have good relations with employees, including those employees covered by collective bargaining agreements. Of our total employees, approximately 844 or 14% are covered by existing collective bargaining agreements or collective bargaining agreements that are in the process of being negotiated, representing certain of the operating functions at 15 of our companies. Of these 15 companies, four have labor agreements that are currently expired, one is being negotiated for the first time and four others have contracts that are due to expire within the next six months.

Historically, our companies have been successful in negotiating what we believe are mutually acceptable terms with the various unions, which permit fair wages and benefits for our employees that are more in-line with industry standards and grant increased flexibility in operational matters, allowing our companies to meet the challenges of this highly competitive marketplace. We hope to be able to continue to reach acceptable agreements in the future. However, recent negotiations and the unions’ stance in our most recent negotiations have made this less clear.

While it is difficult to predict the outcome of these negotiations, each of the companies in negotiations intends to continue to negotiate in good faith toward achieving their individual goals and we remain optimistic for a satisfactory resolution of these matters. In any event, no matter the outcome of these various, on-going negotiations, our companies plan to continue to operate their facilities and service their customers.

We will begin our Fall Presidents meetings in Houston tomorrow. My focus at these meetings will be getting our prices up and our costs down. We’ve had a couple of years of good growth in sales and earnings, but we need a lot of belt-tightening in a softer economy. I will be direct with our company presidents, who are responsible for their individual operations. Labor costs and purchasing will be a big focus of this meeting.

During the quarter, as we previously announced, we repurchased 1,660,466 shares or 12.1% of our common stock outstanding for approximately $100 million. This share buy-back completed our Board-authorized share repurchase program.

During the quarter, we saw continued benefits from some of our recent technology investments, which helped to offset some of the slowness in the general off-set commercial market. We believe these investments will continue to yield even greater benefits in future periods, as we continue to expand our strategic advantages of being able to service our customers’ end-to-end printing and related services needs. With the continued adoption and market acceptance of high-quality digital printing within the design agency community and our customers, we believe we are uniquely positioned to be able to offer customers not only highly-customized printed materials, but complementary services such as traditional off-set printing, Cross-Media applications, fulfillment and delivery services, and importantly, on-line access to procurement and data file management. With our geographic footprint, our ability to service large customers in this regard is essentially unparalleled.

While we are disappointed in the results for the quarter, we remain confident in our business model and growth strategy. We expect to see improvements in our December quarter in both revenues and earnings per share in comparison to our September quarter. For the December quarter, we expect revenues of $285-$295 million and diluted earnings per share of $1.22 to $1.32. Our December quarter projections assume an effective tax rate of 26% for the quarter.

Many of you have asked about the Chief Financial Officer search. We have engaged a national search firm but have not yet identified an ideal candidate. From where I sit, this temporary vacancy has not impacted our results and has not been disruptive to our business.

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you. We appreciate the continued support of our customers, our employees and our shareholders and look forward to reporting to you on our final September results on October 31. Thank you for your interest today.